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                             ASSET CONTRIBUTION AGREEMENT

                                     BY AND AMONG


                            PENTEGRA DENTAL GROUP, INC.,


                                         AND

                               JIMMY F. PINNER, D.D.S.

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                                  TABLE OF CONTENTS

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Section 1.    TERMS OF THE CONTRIBUTION
1.2   CONTRIBUTION OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.3   EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.4   PURCHASE PRICE; ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . .  2
1.5   SUBSEQUENT ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Section 2.    REPRESENTATIONS AND WARRANTIES OF DENTIST.
2.1   EXISTENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.2   POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.3   PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS . . . . . . . . . . . . .  3
2.4   CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.5   [INTENTIONALLY DELETED] . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.6   [INTENTIONALLY DELETED] . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.7   DENTIST'S FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . .  3
2.8   LEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.9   CONDITION OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.10  TITLE TO AND ENCUMBRANCES ON PROPERTY . . . . . . . . . . . . . . . . . . .  3
2.11  INVENTORIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.12  INTELLECTUAL PROPERTY RIGHTS; NAMES . . . . . . . . . . . . . . . . . . . .  3
2.13  DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES. . . . . . . . . . .  4
2.14  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.15  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.16  SUBSEQUENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
2.17  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.18  COMMISSIONS AND FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.19  LIABILITIES; DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.20  INSURANCE POLICIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.21  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.22  ADVERSE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
2.23  COMPLIANCE WITH LAWS IN GENERAL . . . . . . . . . . . . . . . . . . . . . .  7
2.24  THIRD PARTY PAYORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
2.25  NO UNTRUE REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  7
2.26  BANKING RELATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
2.27  OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS. . . . . . . . . . .  8
2.28  PAYORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

Section 3.    REPRESENTATIONS AND WARRANTIES OF PENTEGRA
3.1   CORPORATE EXISTENCE: GOOD STANDING. . . . . . . . . . . . . . . . . . . . .  8
3.2   POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.3   COMMISSIONS AND FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.4   CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.5   NO UNTRUE REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . .  8

Section 4.    COVENANTS OF DENTIST.
4.1   CONSUMMATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .  9


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4.2   BUSINESS OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.3   ACCESS AND NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.4   APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS . . . . . . . . . . . .  9
4.5   ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.6   FUNDING OF ACCRUED EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . .  9
4.7   EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.8   [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.9   REQUIREMENTS TO EFFECT ACQUISITION. . . . . . . . . . . . . . . . . . . . . 10
4.10  ACCOUNTING AND TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 10
4.11  WAIVER OF BULK TRANSFER COMPLIANCE. . . . . . . . . . . . . . . . . . . . . 10
4.12  LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.13  HIRING OF EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.14  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.15  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.16  FORMATION OF THE PRACTICE . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.17  CORPORATE RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.18  POWER AND AUTHORITY FOR TRANSACTIONS. . . . . . . . . . . . . . . . . . . . 11
4.19  NO BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.20  COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

Section 5.    COVENANTS OF PENTEGRA
5.1   CONSUMMATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.2   APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS . . . . . . . . . . . . 11

Section 6.    COVENANTS OF PENTEGRA AND DENTIST
6.1   FILINGS; OTHER ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Section 7.    PENTEGRA CONDITIONS PRECEDENT
7.1   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . 12
7.2   COVENANTS AND CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 12
7.3   PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
7.4   NO MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . . . . . . . 12
7.5   DUE DILIGENCE REVIEW. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
7.6   APPROVAL BY THE BOARD OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . 12
7.7   SERVICE AGREEMENT; GUARANTY AGREEMENT . . . . . . . . . . . . . . . . . . . 13
7.8   EMPLOYMENT ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 13
7.9   CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
7.10  CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
7.11  DEBT AND RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
7.12  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
7.13  NO CHANGE IN WORKING CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . 13
7.14  SECURITIES APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Section 8.    DENTIST'S CONDITIONS PRECEDENT
8.1   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . 13
8.2   COVENANTS AND CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 13
8.3   PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
8.4   CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
8.5   SECURITIES APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

Section 9.    CLOSING DELIVERIES


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9.1   DELIVERIES OF DENTIST . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
9.2   DELIVERIES OF PENTEGRA. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Section 10.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
    INDEMNIFICATION
10.1  NATURE AND SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
10.2  INDEMNIFICATION BY PENTEGRA . . . . . . . . . . . . . . . . . . . . . . . . 16
10.3  INDEMNIFICATION BY DENTIST. . . . . . . . . . . . . . . . . . . . . . . . . 16
10.4  INDEMNIFICATION PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . 17
10.5  RIGHT OF SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

Section 11.   TERMINATION

Section 12.   TRANSFER REPRESENTATIONS
12.1  TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
12.2  INVESTMENTS; COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . . . . . 19
12.3  ECONOMIC RISK; SOPHISTICATION . . . . . . . . . . . . . . . . . . . . . . . 19

Section 13.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 14.   MISCELLANEOUS
14.1  TAX COVENANT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
14.2  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
14.3  FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
14.4  EACH PARTY TO BEAR COSTS. . . . . . . . . . . . . . . . . . . . . . . . . . 20
14.5  PUBLIC DISCLOSURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
14.6  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.7  CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.8  INTEGRATION OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.9  ENTIRE AGREEMENT/AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . 21
14.10 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.11 BINDING EFFECT/ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.12 NO RULE OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.13 COSTS OF ENFORCEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.14 PRORATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.15 AMENDMENTS; WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
14.16 ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
14.17 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

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                             ASSET CONTRIBUTION AGREEMENT


    This ASSET CONTRIBUTION AGREEMENT (this "Agreement"), made and executed as of August 20, 1997, is by and among PENTEGRA DENTAL GROUP, INC., a Delaware corporation ("Pentegra") and Jimmy F. Pinner, D.D.S. ("Dentist").


                                     WITNESSETH:


    WHEREAS, Dentist operates a dental practice ("Business") and Pentegra is engaged in the business of managing certain non-dentistry aspects of dental practices;

    WHEREAS, Dentist desires to contribute to Pentegra, and Pentegra desires to receive from Dentist, certain assets of Dentist;

    WHEREAS, Pentegra or its affiliated designee has entered into or intends to enter into Agreements and Plans of Reorganization, Asset Contribution Agreements and other acquisition agreements (collectively, the "Other Agreements") with such persons or entities or the stockholders of such entities listed on EXHIBIT A (together with Dentist, the "Target Companies");

    WHEREAS, it is intended for Federal income tax purposes that the transfers contemplated by this Agreement, the Other Agreements and Pentegra's initial public offering ("Initial Public Offering") of shares of its common stock, par value $.01 per share ("Pentegra Common Stock") shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended ("IRC" or "Code");

    WHEREAS, the consummation of the transfers to Pentegra pursuant to this Agreement is intended to occur in connection with, and is conditioned upon, the simultaneous consummation of the transfers contemplated by the Other Agreements and the Initial Public Offering.
 .
    NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:


SECTION 1.    TERMS OF THE CONTRIBUTION.

    1.1 THE CLOSING. The closing of the transactions contemplated hereby shall take place at 10:00 am local time, at the offices of Jackson & Walker, L.L.P., on the day on which the Initial Public Offering of Pentegra Common Stock is consummated. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

    1.2 CONTRIBUTION OF ASSETS. Subject to and upon the terms and conditions contained herein, on the Closing Date, Dentist shall convey, transfer, deliver and assign to Pentegra or any affiliate of Pentegra designated by Pentegra all of Dentist's right, title and interest in and to those certain assets described on EXHIBIT 1.1 attached hereto (individually, "Asset", and collectively "Assets"), free and clear of all obligations, security interests, claims, liens and encumbrances, except as specifically assumed, or taken subject to, by Pentegra pursuant to SECTION 1.3(b) hereof.

    1.3 EXCLUDED ASSETS. There shall be excluded from the Assets to be transferred and


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contributed hereunder, and Dentist shall retain all of its right, title and interest in and to, the assets not specifically transferred hereunder, including without limitation, the assets described on EXHIBIT 1.2 (the "Excluded Assets").

    1.4 PURCHASE PRICE; ASSUMPTION OF LIABILITIES. As consideration for the Assets and the representations, warranties and agreements of Dentist contained herein, Pentegra shall, on the Closing Date:

         (a) Cause to be transferred to Dentist the consideration specified in ANNEX I attached hereto (the "Acquisition Consideration"); and.

         (b) Except as otherwise provided herein, assume and perform or discharge on or after the Closing Date, the contracts, leases, obligations, commitments, liabilities and indebtedness of Dentist listed on EXHIBIT 1.3(b) attached hereto to the extent that such obligations, commitments, liabilities and indebtedness are current and not otherwise in default. (the "Assumed Liabilities"). Notwithstanding any contrary provision contained herein, Pentegra shall not be deemed to have assumed, nor shall Pentegra assume: (i) any liability, commitment or obligation or trade payable or indebtedness not specifically disclosed on EXHIBIT 1.3(b), (ii) any liability set forth on
EXHIBIT 1.3(b) which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred on or before the Closing Date; (iii) any liability for any employee benefits payable to employees of Dentist, including, but not limited to, liabilities arising under any Dentist Plan (as defined in SECTION 2.21 hereof); (iv) any liability based upon or arising out of a violation of any antitrust or similar restraint-of-trade laws by Dentist, including, without limiting the generality of the foregoing, any such antitrust liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or provision of services by Dentist reflected on the books of Dentist at or prior to the Closing Date; (v) any liability based upon or arising out of any tortious or wrongful actions of Dentist, any licensed professional employee or independent contractor of Dentist, (vi) any liability for the payment of any taxes of Dentist, including without limitation, sales, use and other transfer taxes and income taxes arising from or by reason of the transactions contemplated by this Agreement; (vii) any indebtedness secured by deeds of trust or mortgages on real property; nor (viii) any liability incurred or to be incurred pursuant to any malpractice or other suits or actions pending against Dentist.

    1.5 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, Pentegra shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Pentegra its right, title or interest in, to or under any of the Assets or otherwise to carry out this Agreement, in return for the consideration set forth in this Agreement, the Dentist shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Assets in Pentegra or otherwise to carry out this Agreement.


SECTION 2.    REPRESENTATIONS AND WARRANTIES OF DENTIST.

    Dentist hereby represents and warrants to Pentegra as follows:

    2.1 EXISTENCE. Dentist is a sole proprietorship under the laws of the State of Texas. Dentist does not have any assets, employees or offices in any state other than the state set forth in the first sentence of this SECTION 2.1.

    2.2 POWER AND AUTHORITY. Dentist has the legal capacity to enter into and perform this


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Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Dentist and constitute or will constitute the legal, valid and binding obligations of Dentist in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on EXHIBIT 2.4, the consummation of the actions contemplated hereby will not, result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which Dentist is a party or by which Dentist is bound, or violate any material restrictions of any kind to which Dentist is subject, or result in any lien or encumbrance on any of Dentist's assets or the Assets.

    2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All material building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the Business or the use of the Assets, or waivers thereof, have been duly obtained and are in full force and effect and are described on EXHIBIT 2.3. There are no proceedings pending or, to the knowledge of Dentist, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses or permits.

    2.4 CONSENTS. Except as set forth on EXHIBIT 2.4, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of Dentist.

    2.5  [INTENTIONALLY DELETED].

    2.6  [INTENTIONALLY DELETED].

    2.7 DENTIST'S FINANCIAL INFORMATION. Dentist has heretofore furnished Pentegra with copies of its unaudited balance sheet and related unaudited statements of income, retained earnings and cash flows for its prior two full fiscal years, as well as copies of its unaudited balance sheet as of December 31, 1996 and June 30, 1997 (collectively, the "Balance Sheet" and the latest date thereof shall be referred to as the "Balance Sheet Date") and any related unaudited statements of income, retained earnings, schedule of accounts receivable, accounts payable and accrued liabilities, and cash flows for the twelve months then ended (collectively, with the related notes thereto, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations of Dentist as of the dates and for the periods indicated and reflect all fixed and contingent liabilities of Dentist.

    2.8 LEASES. EXHIBIT 2.8 attached hereto sets forth a list of all leases pursuant to which Dentist leases, as lessor or lessee, real or personal property used in operating the Business, related to the Assets or otherwise. All such leases listed on EXHIBIT 2.8 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by Dentist, as lessor or lessee, or any condition or event of which Dentist has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which Dentist has not taken adequate steps to cure such default or to prevent a default from occurring.

    2.9  CONDITION OF ASSETS.   All of the Assets are in good condition and
repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and Dentist has no knowledge of any latent defects therein.

    2.10 TITLE TO AND ENCUMBRANCES ON PROPERTY. Dentist has good, valid and marketable title to all of the Assets, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in EXHIBIT 2.10 attached hereto. Dentist shall cause all encumbrances set forth on EXHIBIT 2.10 (other than those encumbrances indicated on EXHIBIT 1.3(b)) to be released or terminated prior to the Closing Date and evidence of such releases of liens and claims shall be provided to Pentegra on the Closing Date and the Assets shall not be used to satisfy such liens, claims or encumbrances. Pentegra acknowledges that it has acquired the assets "where and as is" relying solely upon Pentegra's own examination.

    2.11 INVENTORIES.    All of the Assets constituting inventory are owned or
used by Dentist, are in good, current, standard and merchantable condition and are not obsolete or defective.

    2.12 INTELLECTUAL PROPERTY RIGHTS; NAMES. Except as set forth on EXHIBIT 2.12, Dentist has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols,
copyrights, formulas and trade secrets or similar items.   Set forth in
EXHIBIT 2.12 is a listing of all names of all predecessor companies of Dentist, including the names of any entities from whom Dentist previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on EXHIBIT 2.12, Dentist is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of the Business or the use of the Assets. No claim is pending or has been made to the effect that the Assets or the present or past operations of Dentist in connection with the Assets or Business infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. Dentist has the sole and exclusive right to use all Assets constituting proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by Pentegra.

    2.13 DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES.  Set forth on
EXHIBIT 2.13 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the most recent payroll report of Dentist, showing all current employees of Dentist and their current levels of compensation, (b) promised increases in compensation of employees of Dentist that have not yet been effected, (c) oral or written employment agreements, consulting agreements or independent contractor agreements (and all amendments thereto) to which Dentist is a party, copies of which have been delivered to Pentegra, and (d) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to Pentegra. Dentist is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. Dentist has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against Dentist, and Dentist has never been a party to any agreement with any union, labor organization or collective bargaining unit.

    2.14 LEGAL PROCEEDINGS. Except as set forth on Exhibit 2.16, neither Dentist nor the Business nor any of the Assets is subject to any pending, nor does Dentist have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Dentist, the Business, the Assets or the transactions contemplated by this Agreement, and, to the knowledge of Dentist, no basis for any such action exists, nor is there any legal impediment of which Dentist has knowledge to the continued operation of its business or the use of the Assets in the ordinary course, subject to consents set forth on EXHIBIT 2.4.

    2.15 CONTRACTS. Dentist has delivered to Pentegra true copies of all written, and disclosed to Pentegra all oral, outstanding contracts, obligations and commitments of Dentist ("Contracts"), entered into in connection with and related to the Assets or the Business, all of which are listed or incorporated by reference on EXHIBIT 2.8 (in the case of leases), EXHIBIT 2.13 (in the case of employment agreements) and EXHIBIT 2.15 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto.  Except as indicated on such Exhibits, there is not under any such Contract any existing default by Dentist, or any condition or event of which Dentist has knowledge which with notice or lapse
of time, or both, would constitute a default.   Dentist has no knowledge of
any default by any other party to such Contracts. Dentist has not received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments listed on EXHIBIT 2.8, EXHIBIT 2.13 and EXHIBIT 2.15, Dentist is not a party to any material written or oral agreement contract, lease or arrangement, including without limitation, any:

         (a)  Contract related to the Assets other than this Agreement;

         (b)  Employment, consulting or compensation agreement or arrangement;

         (c)  Labor or collective bargaining agreement;

         (d) Lease agreement with respect to any property, whether as lessor or lessee;

         (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

         (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of the Business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty
(30) days or less;

         (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Business of a particular product or service;

         (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

         (i)  Contracts containing non-competition covenants;

         (j) Financial or similar contracts or agreements with patients of the Dentist, oral or written, that provide for prepayments or deferred installment payments; or

         (k) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that terminate or can only be terminated by Dentist on more than 30 days after the date hereof.

    2.16 SUBSEQUENT EVENTS. Other than as set forth on EXHIBIT 2.16, Dentist has not, since the Balance Sheet Date:

         (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the course of business;

         (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

         (c) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

         (d) Lost or terminated any employee, patient, customer or supplier that has or may have, individually or in the aggregate, a material adverse effect on the Business;

         (e) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of Dentist since the Balance Sheet Date;

         (f) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the Assets, tangible or intangible;

         (g) Sold or contracted to sell or transferred or contracted to transfer any of the Assets or any other assets used in the conduct of the Business, canceled any debts or claims or waived any rights, except in the ordinary course of business;

         (h) Except in the ordinary course or business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

         (i) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

         (j) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

         (k) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business or the Business or the Assets, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business; or

         (l) Suffered any material adverse change in the Business or to the Assets.

    2.17 TAXES. (a) Dentist has filed all tax returns (including tax reports and other statements) required to have been filed by it or have been properly extended, and has paid all taxes (including any interest, penalty or additions thereto) required to have been paid by it. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. Dentist has not received any notice that any tax deficiency or delinquency has been or may be asserted against Dentist. There are no audits relating to taxes of Dentist pending or in process or, to the knowledge of Dentist, threatened. Dentist is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of Dentist. Dentist has withheld and paid all taxes required by law to have been withheld and paid by it. Neither Dentist nor any predecessor of Dentist is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a
consolidated Federal income tax return.   Dentist has delivered to Pentegra
correct and complete copies of Dentist's three most recently filed annual state, local and Federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by Dentist during the three calendar year period preceding the date of this Agreement. Dentist has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

    (b) Dentist does not intend to dispose of any of the shares of Pentegra Common Stock to be received hereunder and is not a party to any plan, arrangement or agreement for the disposition of such shares. Nothing contained herein shall prohibit Dentist from selling such shares of Pentegra Common Stock after the designated holding period and in accordance with SECTION 12.1 hereof.

    2.18 COMMISSIONS AND FEES. There are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Pentegra, Dentist resulting from any action taken by Dentist or their respective agents or employees, or any of them.

    2.19 LIABILITIES; DEBT. Except to the extent reflected or reserved against on the Balance Sheet, Dentist did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have incurred as of the Closing Date, any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business or as set forth on EXHIBIT
2.16. Dentist does not know, or have reasonable grounds to know, of any basis for the assertion against Dentist as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of Dentist (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on EXHIBIT 2.19 attached hereto.

    2.20 INSURANCE POLICIES. Dentist and each licensed professional of Dentist carries property, liability, malpractice, workers' compensation and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in EXHIBIT
2.20 attached hereto and true and correct copies have been delivered to
Pentegra.   Dentist has not received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. Neither Dentist nor any licensed professional employee of Dentist has any outstanding claims, settlements or premiums owed against any insurance policy.

    2.21 EMPLOYEE BENEFIT PLANS. Except as set forth on EXHIBIT 2.21 attached hereto, Dentist has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on EXHIBIT
2.20 (individually "Dentist Plan," and collectively "Dentist Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those Federal agencies responsible for the administration of such laws. To the best of the Dentist's knowledge, no act or failure to act by Dentist has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Dentist Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Dentist Plans. Dentist has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Dentist Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

    2.22 ADVERSE AGREEMENTS. Dentist is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Dentist, the Business or the Assets.

    2.23 COMPLIANCE WITH LAWS IN GENERAL. Dentist and Dentist's licensed professional employees, and the conduct of the Business and use of the Assets, have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by Dentist or any licensed professional employee of Dentist of any Federal, state or local law or regulation. Dentist has not received any notice of a violation of any Federal, state and local laws, regulations and ordinances relating to the operations of the Business and Assets and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by Dentist.

    2.24 THIRD PARTY PAYORS.   Dentist and each licensed professional
employee or independent contractor of Dentist has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by Dentist and each licensed professional employee of Dentist. Neither Dentist nor any licensed professional employee of Dentist has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs or any other third party payor program. With respect to payors, Dentist and Dentist's licensed professional employees have not (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failed to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) violated any applicable state anti-remuneration or self-referral statutes, rules or regulations.

    2.25 NO UNTRUE REPRESENTATIONS. No representation or warranty by Dentist in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by Dentist or to be furnished by Dentist to Pentegra pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

    2.26 BANKING RELATIONS. Set forth in EXHIBIT 2.26 is a complete and accurate list of all arrangements that Dentist has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

    2.27 OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS. No officer or employee (or their respective spouses, children or affiliates) owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of Dentist or any organization that has a material contract or arrangement with Dentist.

    2.28 PAYORS. EXHIBIT 2.28 sets forth a true, complete and correct list of the names and addresses of each payor of Dentist's services which accounted for more than 10% of revenues of Dentist in the preceding fiscal year. Dentist has good relations with all such payors and other material payors of Dentist and none of such payors has notified Dentist that it intends to discontinue its relationship with Dentist or to deny any claims submitted to such payor for payment.


SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PENTEGRA.

    Pentegra hereby represents and warrants to Dentist as follows:

    3.1 CORPORATE EXISTENCE: GOOD STANDING. Pentegra is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

    3.2 POWER AND AUTHORITY; CONSENTS. Pentegra has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related
documents.   This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Pentegra and constitute or will constitute the legal, valid and binding obligations of Pentegra, enforceable against Pentegra in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, the consummation of the actions contemplated hereby will not, violate any provision of the Certificate of Incorporation or Bylaws of Pentegra or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which Pentegra is a party or by which Pentegra is bound, or violate any material restrictions of any kind to which Pentegra is subject, or result in any lien or encumbrance on any of Pentegra's assets. Other than as have been obtained or as would not have a material adverse effect, there are no consents of any person or entity required for the transaction contemplated hereby on behalf of Pentegra.

    3.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required for the conduct of the business of Pentegra or waivers thereof, have been duly obtained and are in full force and effect, except as would not have a material adverse effect upon Pentegra. Other than as would not have a material adverse effect, there are no proceedings pending or, to the knowledge of Pentegra, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses or permits.

    3.4 LEGAL PROCEEDINGS. Other than as would not have a material adverse effect, neither Pentegra nor its business or assets is subject to any pending, nor does Pentegra have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting Pentegra, its business, assets or the transactions contemplated by this Agreement, and, to the knowledge of Pentegra, no basis for any such action exists, nor is there any legal impediment of which Pentegra has knowledge to the continued operation of its business or the use of its Assets in the ordinary course.

    3.5 TAXES. Pentegra has filed all tax returns (including tax reports and other statements) required to have been filed by it, and has paid all taxes (including any interest, penalty or additions thereto) required to have been paid by it, other than as would not have a material adverse effect. Pentegra has not received any notice that any tax deficiency or delinquency has been or may be asserted against Pentegra. There are no audits relating to taxes of Pentegra pending or in process or, to the knowledge of Pentegra, threatened. Pentegra is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency.

    3.6 COMMISSIONS AND FEES. Pentegra has not incurred any obligation for any finder's, broker's or similar fees in connection with the transactions contemplated hereby.

    3.7 CAPITAL STOCK. The issuance and delivery by Pentegra of shares of Pentegra Common Stock in connection with the acquisition contemplated hereby will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of Pentegra. The Pentegra Common Stock to be issued in connection with the acquisition contemplated hereby, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

    3.8 NO UNTRUE REPRESENTATIONS. No representation or warranty by Pentegra in this Agreement, and no Exhibit or certificate issued by officers or directors of Pentegra and furnished or to be furnished to Dentist pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.


SECTION 4.    COVENANTS OF DENTIST.

    Dentist agrees that between the date hereof and the Closing Date:

    4.1 CONSUMMATION OF AGREEMENT; EXHIBITS. Dentist shall use his best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions. Dentist agrees to complete the Exhibits hereto to be provided by him in form and substance satisfactory to both Dentist and Pentegra.

    4.2 BUSINESS OPERATIONS. Dentist shall operate the Business and use the Assets in the ordinary course. Dentist shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset relating to the Business or the Assets except in the ordinary course of business. Dentist shall use their best efforts to preserve the Business and Assets intact and shall not take any action that would have an adverse effect on the Business or Assets. Dentist shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with Dentist. Dentist shall collect its receivables and pay its trade payables in the ordinary course of business. Dentist shall not introduce any new method of management, operations or accounting.

    4.3 ACCESS AND NOTICE. Dentist shall permit Pentegra and its authorized representatives access to, and make available for inspection, all of the assets and business of Dentist, the Business and the Assets, including employees, customers and suppliers and permit Pentegra and its authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of Dentist, the Business or the Assets as Pentegra or its representatives may request. Dentist shall promptly notify Pentegra in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which Dentist is a party or relating to the Business or the Assets, and (b) any adverse change in Dentist's or the Business' financial condition or the Assets.

    4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Dentist shall use his best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on EXHIBIT 2.4. Dentist shall use his best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise to provide the services of the Practice contemplated by the Service Agreement and to conduct the intended business of the Practice and operate the Business and use the Assets.

    4.5 ACQUISITION PROPOSALS. From the execution of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with the provisions hereof, Dentist shall not, and shall use its best efforts to cause Dentist's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Dentist, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of Dentist or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and Dentist will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. Dentist shall immediately notify Pentegra if any such inquiries or proposals are received.

    4.6 FUNDING OF ACCRUED EMPLOYEE BENEFITS. Dentist hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which Dentist or any entity might have any liability whatsoever arising from any insurance, pension plan, employment tax or similar liability of Dentist to any employee or other person or entity (including, without limitation, any Dentist Plan and any liability under employment contracts with Dentist) allocable to services performed prior to the Closing Date. Dentist acknowledges that the purpose and intent of this covenant is to assure that Pentegra shall have no liability whatsoever at any time after the Closing Date with respect to any of Dentist's employees or similar persons or entities, including, without limitation, any Dentist Plan for the period prior to the Closing Date.

    4.7 EMPLOYEE MATTERS. Dentist shall not, without the prior written approval of Pentegra, except as required by law, increase the cash compensation of the Dentist (other than in the ordinary course of business) or other employee or an independent contractor of Dentist, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon Dentist, its business, assets or prospects.

    4.8  [INTENTIONALLY OMITTED].

    4.9 REQUIREMENTS TO EFFECT ACQUISITION. Dentist shall use his best efforts to take, or cause to be taken, all actions necessary to effect the acquisition contemplated hereby under applicable law.

    4.10 ACCOUNTING AND TAX MATTERS. Dentist will not change in any material respect the tax or financial accounting methods or practices followed by Dentist (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by law or generally accepted accounting principles. Dentist will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of Dentist required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

    4.11 WAIVER OF BULK TRANSFER COMPLIANCE.  Pentegra and Dentist hereby waive
any compliance with the applicable state Bulk Transfers Act, if any.   Dentist
covenants and agrees that all of the creditors with respect to the Business and the Assets will be paid in full by Dentist prior to the Closing Date, except to extent that any liability to such creditors is assumed by Pentegra pursuant to this Agreement. If required by Pentegra, Dentist shall furnish Pentegra with proof of payment of all creditors with respect to the Business and the Assets. Notwithstanding the foregoing, Dentist may dispute the validity or amount of any such creditor's claim without being deemed to be in violation of this SECTION 4.11, provided that such dispute is in good faith and does not unreasonably delay the resolution of the claim and provided, further that Dentist agrees to indemnify and bond Pentegra for such amounts as is satisfactory to Pentegra.

    4.12 LEASE. If Dentist leases any of its premises from the Dentist or other affiliate of Dentist, Pentegra shall have entered into a building lease (the "Building Lease") with the owner of such premises on terms and conditions satisfactory to Pentegra, the terms and conditions of which shall include, without limitation, (i) a five year initial term plus three five-year renewal options, (ii) a lease rate equal to the fair market value lease rate, as agreed to by Pentegra, and (iii) such other provisions to be acceptable to Pentegra.

    4.13 HIRING OF EMPLOYEES. Dentist shall cooperate with all requests made by Pentegra for the purpose of allowing Pentegra to hire those non-dental employees of Dentist employed by the Dentist as of the Closing Date with such employment to be effective as of the Closing Date. Notwithstanding the above, Dentist shall remain liable under any Dentist Plans for any claims incurred by any employees or their spouses or dependents, and for all compensation, bonuses, benefits and other such items and other liabilities related to Dentist's employees incurred by Dentist prior to the Closing Date.

    4.14 EMPLOYEE BENEFIT PLANS. Dentist agrees and acknowledges that all employees of Dentist hired by Pentegra pursuant to SECTION 4.13 above, shall be treated as "leased employees" (as defined in Code Section 414(n)) of Dentist and shall be treated as Clinic employees for purposes of eligibility and participation in Dentist Plans.

    4.15 INSURANCE. Dentist shall agree to have and shall assist Pentegra and its affiliates to be named as an additional insured on its liability insurance programs, effective as of the Closing Date.

    4.16 FORMATION OF THE PRACTICE. Dentist shall have formed a limited liability company, partnership or other legal entity (the "Practice") for the purpose of practicing dentistry and entering into the Service Agreement. The Practice shall be duly organized, in existing and in good standing under the laws of the State in which the Dentist and the Practice are to practice dentistry. The Practice shall have all necessary power to own all of its assets and to carry on its business as such business is now being conducted. The Dentist shall be the sole member/shareholder/partner of the Practice and own all such interests free of all security interests, claims, encumbrances and liens. Each interest in the Practice shall be legally and validly issued and fully paid and nonassessable. There shall be no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the members/partners/shareholders of the Practice on any matter, (b) securities of the Practice convertible into equity interests in the Practice, or (c) commitments, options, rights or warrants to issue any such equity interests in the Practice, to issue securities of the Practice convertible into such equity interests, or to redeem any securities of the Practice. No interests of the Practice shall have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Practice's members/partners/shareholders. The Practice shall qualify to do business as a foreign entity in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction.

    4.17 CORPORATE RECORDS. True and correct copies of the Articles of Organization/Partnership Agreement\Articles of Incorporation, Bylaws/Regulations and minutes of the Practice and all amendments thereto of the Practice shall have been delivered to Pentegra. The minute books of the Practice shall contain all accurate minutes of the meetings of and consents to actions taken without meetings of the members\managers/partners/board of directors of the Practice since its formation. The books of account of the Practice shall have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Practice shall have been properly recorded in such books.

    4.18 POWER AND AUTHORITY FOR TRANSACTIONS. The Practice shall have the power to execute, deliver and perform its obligations under all agreements and other documents to be executed and delivered by it pursuant to this Agreement, including without limitation, the Service Agreement and each Employment Agreement to be executed and delivered on the Closing Date, and has taken all action required by law, its Organization/Partnership Agreement/Articles of Incorporation, its Bylaws/Regulations or otherwise, to authorize the execution, delivery and performance of such documents. The Service Agreement, the Employment Agreement and the other agreements contemplated hereby shall have been duly executed and delivered by the Practice on the Closing Date and constitute or will constitute the legal, valid and binding obligations of the Practice enforceable against the Practice in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of the Service Agreement, the Employment Agreements and the other agreements contemplated hereby will not violate any provision of the organizational documents of the Practice or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Practice is a party or by which the Practice is bound, or violate any material restrictions of any kind to which the Practice is subject, or result in any lien or encumbrance on any of the Practice's assets.

    4.19 NO BUSINESS. Other than its Articles of Organization/Partnership Agreement/Articles of Incorporation, Bylaws/Regulations and as of the Closing Date, the Service Agreement and the Employment Agreements, the Practice shall not be a party to or subject to any agreement, indenture or other instrument.

    4.20 COMPLIANCE WITH LAWS. The Practice shall have complied with all applicable laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.


SECTION 5.    COVENANTS OF PENTEGRA.

    Pentegra agrees that between the date hereof and the Closing:

    5.1 CONSUMMATION OF AGREEMENT; EXHIBITS. Pentegra shall use its best efforts to cause the consummation of the transactions contemplated hereby in
accordance with their terms and provisions.   Pentegra and Dentist agree to
complete the Exhibits hereto to be provided by  both parties.

    5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Pentegra shall use its best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

SECTION 6.    COVENANTS OF PENTEGRA AND DENTIST.

    Pentegra and Dentist agree as follows:

    6.1   FILINGS; OTHER ACTIONS.   Pentegra and Dentist shall cooperate to
promptly prepare and file with the Securities Exchange Commission ("SEC") the Registration Statement on Form S-1 (or other appropriate Form) to be filed by Pentegra in connection with its Initial Public Offering (including the prospectus constituting a part thereof, the "Registration Statement"). Pentegra shall obtain all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Dentist shall furnish all information concerning Dentist as may be reasonable requested in connection with any such action.

    Dentist represents and warrants that none of the information or documents supplied or to be supplied by it specifically for inclusion in the Registration Statement, by exhibit or otherwise, will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Dentist shall be entitled to review the Registration Statement and each amendment thereto, if any, prior to the time each becomes effective under the Securities Act of 1933.

    Dentist shall furnish Pentegra will all information concerning itself and such other matters as may be reasonable requested by Pentegra in connection with the preparation of the Registration Statement and each amendment or supplement thereto, or any other statement, filing, notice or application made by or on behalf of each such party or any of its subsidiaries to any governmental entity in connection with the transactions contemplated by the Other Agreements or this Agreement.

SECTION 7.    PENTEGRA CONDITIONS PRECEDENT.

    The obligations of Pentegra hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

    7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Dentist contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

    7.2 COVENANTS AND CONDITIONS. Dentist shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Dentist prior to the Closing Date.

    7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

    7.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Dentist shall have occurred since the Balance Sheet Date.

    7.5 DUE DILIGENCE REVIEW. By the Closing Date, Pentegra shall have completed a due diligence review of the business, operations and financial statements of Dentist, the Business and the Assets, the results of which shall be satisfactory to Pentegra in its sole discretion.

    7.6 APPROVAL BY THE BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Pentegra or a committee thereof.

    7.7 SERVICE AGREEMENT; GUARANTY AGREEMENT. The Practice and Pentegra shall have executed and delivered a mutually agreeable Service Agreement (the "Service Agreement"), which may be in the form attached hereto as EXHIBIT 7.7, and otherwise satisfactory to Dentist and Pentegra, pursuant to which Pentegra will provide management services to the Practice. Dentist shall have executed and delivered a mutually agreeable Guaranty Agreement which may be in the form attached as EXHIBIT 4.10, and otherwise satisfactory to Dentist and Pentegra, of the Service Agreement pursuant to which Dentist shall, among other things, guaranty the obligations of the Practice under the Service Agreement.

    7.8 EMPLOYMENT ARRANGEMENTS. Dentist shall have terminated his or her employment agreement and executed a mutually agreeable employment agreement ("Employment Agreement") with the Practice which may be in the form attached hereto as EXHIBIT 7.8 and otherwise satisfactory to Dentist and Pentegra.

    7.9 CONSENTS AND APPROVALS. Dentist shall have obtained all necessary government and other third-party approvals and consents.

    7.10 CLOSING DELIVERIES. Pentegra shall have received all documents, duly executed in form satisfactory to Pentegra and its counsel, referred to in SECTION 9.1.

    7.11 DEBT AND RECEIVABLES. There shall be no indebtedness, receivables or payables between Dentist and its affiliates and Dentist shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not set forth on EXHIBIT 2.19.

    7.12 INSURANCE. Dentist shall have named Pentegra as an additional insured on its liability insurance program in accordance with SECTION 4.15.

    7.13 NO CHANGE IN WORKING CAPITAL. There shall have been no material change in the working capital of Dentist since the Balance Sheet Date.

    7.14 SECURITIES APPROVAL. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the date that the Registration Statement is declared effective by the SEC, Pentegra shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The Pentegra Common Stock shall have been approved for listing on Nasdaq or other exchange selected by Pentegra, subject only to official notification of issuance.


SECTION 8.    DENTIST'S CONDITIONS PRECEDENT.

    The obligations of Dentist hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pentegra contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

    8.2 COVENANTS AND CONDITIONS. Pentegra shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Pentegra prior to the Closing Date.

    8.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

    8.4 CLOSING DELIVERIES. Dentist shall have received all documents, duly executed in form satisfactory to Dentist and its counsel, referred to in
SECTION 9.2.

    8.5 SECURITIES APPROVAL. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. At or prior to the date that the Registration Statement is declared effective by the SEC, Pentegra shall have received all state securities and "Blue Sky" permits necessary to consummate the transactions contemplated hereby. The Pentegra Common Stock shall have been approved for listing on Nasdaq or other exchange selected by Pentegra, subject only to official notification of issuance.


SECTION 9.    CLOSING DELIVERIES.

    9.1 DELIVERIES OF DENTIST. On or before the Closing Date, Dentist shall deliver to Pentegra the following, all of which shall be in a form satisfactory to counsel to Pentegra and shall be held by Jackson & Walker, L.L.P. (counsel for Pentegra) in escrow pending Closing, pursuant to an escrow agreement or letter agreement in form and substance mutually acceptable to the parties hereto:

         (a) an executed original Service Agreement and executed originals of all documents required by that agreement, including but not limited to the Guaranty Agreement and security agreement referred to therein;

         (b)  executed Employment Agreements;

         (c)  a bill of sale conveying the Assets to Pentegra;

         (d) an assignment of each contract, agreement and lease being assigned to and assumed by Pentegra;

         (e) certificates of Dentist dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Dentist contained herein; (ii) as to the performance of and compliance by Dentist with all covenants contained herein; and (iii) certifying that all conditions precedent of Dentist to the Closing have been satisfied;

         (f) an opinion of counsel to Dentist opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Dentist, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Pentegra;

         (g)  non-foreign affidavits executed by Dentist;

         (h) all authorizations, consents, approvals, permits and licenses referred to in SECTIONS 2.3 and 2.4;

         (i) an executed Registration Rights Agreement between Pentegra and Dentist, in substantially the form attached hereto as EXHIBIT 9.1(l) (the "Registration Rights Agreement"); and

         (j) such other instruments and documents as reasonably requested by Pentegra to carry out and effect the purpose and intent of this Agreement.

    9.2 DELIVERIES OF PENTEGRA. On or before the Closing Date, Pentegra shall deliver to Dentist the following, all of which shall be in a form satisfactory to counsel to Dentist and shall be held by Jackson & Walker, L.L.P. (counsel for Pentegra) in escrow pending Closing, pursuant to an escrow agreement or letter agreement in form and substance mutually acceptable to the parties hereto:

         (a)  the Acquisition Consideration;

         (b)  an executed Service Agreement;

         (c) an assumption of each contract, agreement and lease being assigned to and assumed by Pentegra;

         (d) a copy of the resolutions of the Board of Directors of Pentegra (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

         (e) certificates of the President of Pentegra, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Pentegra contained herein; (ii) as to the performance of and compliance by Pentegra with all covenants contained herein; and (iii) certifying that all conditions precedent of Pentegra to the Closing have been satisfied;

         (f) a certificate of the Secretary of Pentegra certifying as to the incumbency of the directors and officers of Pentegra and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Pentegra;

         (g) certificates, dated within 30 days of the Closing Date, of the Secretary of the State of Delaware establishing that Pentegra is in existence and are in good standing to transact business in the State of Delaware and the State of incorporation of Dentist;

         (h) an opinion of counsel to Pentegra opining as to the execution and delivery of this Agreement and the other documents and agreements to be executed pursuant hereto, the good standing and authority of Pentegra, the enforceability of this Agreement and the other agreements and documents to be executed in connection herewith, and other matters reasonably requested by Dentist;

         (i)  the executed Registration Rights Agreement; and

         (j) such other instruments and documents as reasonably requested by Dentist to carry out and effect the purpose and intent of this Agreement.


SECTION 10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

    10.1  NATURE AND SURVIVAL.  All statements contained in this
Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of Dentist or of Pentegra, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of five (5) years following the Closing Date, except that (i) the representations and warranties with respect to environmental and medical waste laws and health care laws and matters shall survive for a period of fifteen (15) years and tax representations shall survive until one year after the expiration of the applicable statute of limitations. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to SECTION 10.2 or 10.3 hereof, unless such party has timely given the notice required in
SECTION 10.2, 10.3 or 10.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by SECTION 10.2, 10.3 or 10.4, as applicable, are not timely provided.

    10.2  INDEMNIFICATION BY PENTEGRA.  PENTEGRA (FOR PURPOSES OF THIS
SECTION 10.2 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD DENTIST AND ITS AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING DENTIST FOR PURPOSES OF THIS SECTION 10.2 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, AN "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM:

    (A) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND

    (B)  AFTER THE CLOSING DATE, INDEMNITOR'S OWNERSHIP OF THE ASSETS, AND

    (C) ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE "BLUE SKY" OR SECURITIES LAWS OR REGULATION, AT COMMON LAW OR OTHERWISE, ARISING OUT OF OR BASED UPON ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO PENTEGRA CONTAINED IN ANY PRELIMINARY PROSPECTUS, THE REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT RELATING TO PENTEGRA REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING.

    (D) ANY LIABILITY OF PENTEGRA FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OF CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH,

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO

THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

    10.3  INDEMNIFICATION BY DENTIST.  DENTIST (FOR PURPOSES OF THIS SECTION
10.3 AND, TO THE EXTENT APPLICABLE, SECTION 10.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD PENTEGRA AND ITS AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PENTEGRA, FOR PURPOSES OF THIS SECTION 10.3 AND, TO THE EXTENT APPLICABLE,
SECTION 10.4, AN "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM OR WITH RESPECT TO:

    (A) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER,

    (B) PRIOR TO AND AFTER THE CLOSING DATE, THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE BUSINESS AND OWNERSHIP OR OPERATION OF THE ASSETS, AND

    (C) ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT DENTIST'S BUSINESS WHETHER ON OR AFTER THE CLOSING DATE,

    (D) ANY VIOLATION BY DENTIST OR ITS CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM ACTIONS OF THE DENTIST RELATING TO CLAIMS SUBMITTED TO ANY THIRD PARTY PAYOR, WHETHER ON OR AFTER THE CLOSING DATE,

    (E) TAXES OF DENTIST OR ANY OTHER PERSON OR ENTITY RELATED TO OR AFFILIATED WITH DENTIST ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

    (F) ANY LIABILITY OF DENTIST FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OF CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH,

    (G)  ANY ACCRUED UNFUNDED RETIREMENT OR PENSION PLAN LIABILITIES,

    (H)  ANY LIABILITIES THAT ARE  NOT SET FORTH ON EXHIBIT 1.3(b), OR

    (I) ANY LIABILITY UNDER THE SECURITIES ACT, THE EXCHANGE ACT OR ANY OTHER FEDERAL OR STATE "BLUE SKY" OR SECURITIES LAWS OR REGULATION, AT COMMON LAW OR OTHERWISE, ARISING OUT OF OR BASED UPON ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF A MATERIAL FACT RELATING TO DENTIST AND PROVIDED TO PENTEGRA OR ITS COUNSEL BY THE DENTIST SPECIFICALLY FOR INCLUSION IN ANY

PRELIMINARY PROSPECTUS, THE REGISTRATION STATEMENT OR ANY PROSPECTUS FORMING A PART THEREOF, OR ANY AMENDMENT THEREOF OR SUPPLEMENT THERETO, ARISING OUT OF OR BASED UPON ANY OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT RELATING TO DENTIST REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN NOT MISLEADING.

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

    10.4 INDEMNIFICATION PROCEDURE. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

    10.5 RIGHT OF SETOFF. In the event of any breach of warranty, representation, covenant or agreement by Dentist giving rise to indemnification under SECTION 10.3 or SECTION 10.4 hereof, Pentegra shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against any amounts payable by Pentegra, including the amounts payable under the Service Agreement.


SECTION 11.   TERMINATION.  This Agreement may be terminated:

    (a)  at any time by mutual agreement of all parties;

    (b) at any time by Pentegra if any representation or warranty of Dentist contained in this Agreement or in any certificate or other document executed and delivered by Dentist pursuant to this Agreement is or becomes untrue or breached in any material respect or if Dentist fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

    (c) at any time by Dentist if any representation or warranty of Pentegra contained in this Agreement or in any certificate or other document executed and delivered by Pentegra pursuant to this Agreement is or becomes untrue or breached in any material respect or if Pentegra fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

    (d) by Pentegra or Dentist if the transaction contemplated hereby shall not have been consummated by December 31, 1997; or

    (e) by Pentegra at any time prior to the Closing Date if Pentegra determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to Dentist, that such termination is desirable and in the best interests of Pentegra.


SECTION 12.   TRANSFER REPRESENTATIONS.

    12.1 TRANSFER RESTRICTIONS. For a period of one year from the Closing Date, Dentist shall not voluntarily (a) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (i) any shares of Pentegra Common Stock received as consideration by such party hereunder, (ii) any interest (including without limitation, an option to buy or sell) in any shares of Pentegra Common Stock, received by any party hereunder as consideration, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose or (b) engage in any transaction, whether or not with respect to any shares of Pentegra Common Stock or any interest therein, received by any party hereunder as consideration, the intent or effect of which is to reduce the risk of owning shares of Pentegra Common Stock. The certificates evidencing the Pentegra Common Stock delivered to Dentist pursuant to the terms hereof will bear a legend substantially in the form set forth below and containing such other information as Pentegra may deem necessary or appropriate:

    The shares represented by this certificate may not be voluntarily sold, assigned, exchanged, transferred, encumbered, pledged, distributed, appointed or otherwise disposed of, and the issuer shall not be required to give effect to any attempted voluntary sale, assignment, exchange, transfer, encumbrance, pledge, distribution, appointment or other disposition prior to _________ [date that is one year from the Closing Date]. Upon the written request of the holder of this certificate, the issuer agrees to remove this restrictive legend (and any stop order placed with the transfer agent) after the date specified above.

    12.2 INVESTMENTS; COMPLIANCE WITH LAW. Dentist acknowledges that the shares of Pentegra Common Stock to be delivered to Dentist pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933 and may not be resold without compliance with the Securities Act of 1933. The Pentegra Common Stock to be acquired by Dentist pursuant to this Agreement is being acquired solely for its own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. Dentist covenants, warrants and represents that none of the shares of Pentegra Common Stock issued to it will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act, as amended, and the rules and regulations of the Securities Exchange Commission and applicable state securities laws and regulations. All certificates evidencing shares of Pentegra Common Stock shall bear the following legend in addition to the legend referenced in SECTION 12.1.

    The shares represented hereby have not been registered under the Securities Act of 1933 (the "Act") and may only be sold or otherwise transferred if the holder hereof complies with the Act and applicable securities laws.

    In addition, certificates evidencing shares of Pentegra Common Stock shall bear any legend required by the securities or blue sky laws of any state where Dentist resides.

    12.3 ECONOMIC RISK; SOPHISTICATION. Dentist is able to bear the economic risk of an investment in Pentegra Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect its own interests in connection with the acquisition of the Pentegra Common Stock. Dentist and its representatives have had an adequate opportunity to ask questions and receive answers from the officers of Pentegra concerning any and all matters relating to the background and experience of the officers and directors of Pentegra, the plans for the operations of the business of Pentegra, and any plans for additional acquisitions and the like. Dentist and its representatives have asked any and all questions in the nature described in the preceding sentence
and all questions have been answered to their satisfaction.   Dentist is an
"accredited investor" as defined in Regulation D of the Securities Act of 1933, as amended.


SECTION 13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Dentist recognizes and acknowledges that it had in the past, currently have, and in the future may possibly have, access to certain confidential information of Pentegra that is a valuable, special and unique asset of Pentegra's businesses.
Dentist agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Dentist, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Dentist shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) Dentist reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) Dentist is the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by Dentist of the provisions of this SECTION 13, Pentegra shall be entitled to an injunction restraining Dentist from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Pentegra from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this SECTION 13 shall survive the termination of this Agreement.

    Pentegra recognizes and acknowledges that it had in the past, currently have, and in the future may possibly have, access to certain confidential information of Dentist that is a valuable, special and unique asset of Dentist. Pentegra agrees that it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Pentegra,
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Pentegra shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) Pentegra reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) Pentegra is the sole and exclusive owner of such confidential information as a result of the transaction contemplated hereunder or otherwise. In the event of a breach or threatened breach by Pentegra of the provision of this SECTION 13. Dentist shall be entitled to an injunction restraining Pentegra from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Pentegra from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this SECTION 13 shall survive the termination of this Agreement.

SECTION 14.   MISCELLANEOUS.

    14.1 TAX COVENANT. The parties intend that the transactions contemplated by this Agreement, together with the transactions contemplated by the Other Agreement and the Initial Public Offering, will qualify as an exchange meeting the requirements of Section 351 of the Code. The tax returns (and schedules thereto) of Dentist and Pentegra shall be filed in a manner consistent with such intention and Dentist and Pentegra shall each provide the other with such tax information, reports, returns or schedules as may be reasonably required to assist the other in so reporting the transactions contemplated hereby.

    14.2 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile AND overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

      If to Pentegra:

      Pentegra Dental Group, Inc.
      2999 N. 44th Street, Suite 650
      Phoenix, Arizona 85018
         Attn: President
      Facsimile: (602) 952-0554

      with a copy of each notice directed to Pentegra to:

      James S. Ryan, III, Esquire
      Jackson & Walker, L.L.P.
      901 Main Street
      Dallas, Texas  75202
      Facsimile:  (214) 953-5822

      If to Dentist:

      To address set forth on EXHIBIT 14.2

         with a copy to:

      Person and address set forth on EXHIBIT 14.2


All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

    14.3 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

    14.4 EACH PARTY TO BEAR COSTS. Subject to SECTION 14.12, each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, Pentegra shall not be liable to or required to pay, either directly or indirectly, any fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by Dentist for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date.

    14.5 PUBLIC DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior written consent of the other party, provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that Pentegra has determined in good faith judgment to be required by Federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement, and (c) by Pentegra in connection with the conduct of its Initial Public Offering and conducting an examination of the operations and assets of Dentist.

    14.6 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INCORPORATION OF TEXAS AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

    14.7 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

    14.8 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

    14.9      ENTIRE AGREEMENT/AMENDMENT.   THIS INSTRUMENT, INCLUDING ALL
EXHIBITS AND THE ESCROW LETTER ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

    14.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

    14.11 BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that Pentegra may assign its rights and delegate its obligations hereunder to any entity that is an affiliate of Pentegra. For purposes of this Agreement an "affiliate" of Pentegra shall include any entity that, through one or more intermediaries is, controlled, controlled by or under common control with, Pentegra. Upon any such assignment prior to the Closing, all references herein to Pentegra (including those to Pentegra Common Stock) shall be deemed to include references to the assignee and the assignee's common stock. Notwithstanding any such assignment, Pentegra shall not, absent a written release from Dentist, be relieved from its obligations to Dentist under this Agreement.

    14.12 COSTS OF ENFORCEMENT. In the event that Pentegra, on the one hand, or Dentist, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

    14.13 PRORATIONS. Dentist agrees to reimburse Pentegra at Closing a pro rata portion of all taxes levied upon the Assets for the calendar year in which the Closing occurs. Such taxes shall be estimated, apportioned and pro-rated among Dentist and Pentegra as of the Closing Date, and the prorated amount due Pentegra shall be credited to the cash portion of the Purchase Consideration. Upon payment by Pentegra of such taxes actually assessed and paid on the Assets, Pentegra shall calculate the apportionment of such taxes and shall pay Dentist or may demand from Dentist, and Dentist agrees to pay, the amount necessary to correct the estimate and proration made at Closing.

    14.14 AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

    14.15     ARBITRATION.   Upon the request of either Pentegra or the
Dentist (hereinafter referred to as a "Party"), whether made before or after the institution of any legal proceeding, any dispute among the parties hereto in any way arising out of, related to, or in connection with this Agreement (hereinafter a "Dispute"), shall be resolved by binding arbitration in accordance with the terms of this Section (hereinafter the "Arbitration Program").

    All Disputes between the Parties shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Arbitration Program, the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between this Arbitration Program and those rules or statutes, then the terms of this Arbitration Program shall control.

    The parties hereto agree to adhere to all warranties and covenants (as described herein) until such time as the arbitration process has been completed and the arbitrators have determined each party's post-arbitration obligations and responsibilities as it relates to such warranties and covenants. No provision of, nor the exercise of any rights under, this Arbitration Program shall limit the right of any Party at any time to seek or use ancillary or preliminary judicial or non-judicial self help remedies for the purposes of obtaining, perfecting, preserving, or foreclosing upon any personal property in which there has been granted a security interest or lien by a Party in the Documents. In Disputes involving indebtedness or other monetary obligations, each Party agrees that the other Party may proceed against all liable persons, jointly and severally against one or more of them, without impairing rights against other liable persons. Nor shall a Party be required to join the principal obligor or any other liable persons (e.g., sureties or guarantors) in any proceeding against a particular person. A Party may release or settle with one or more liable persons as the Party deems fit without releasing or impairing rights to proceed against any persons not so released. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

    The party seeking arbitration shall notify the other Party, in writing, of that Party's desire to arbitrate a dispute; and each Party shall, within twenty (20) days from the date such notification is received, select an arbitrator, and those two arbitrators shall select a third arbitrator within ten (10) days thereafter. The issues or claims in dispute shall be committed to writing, separately stated and numbered, and each party's proposed answers or contentions shall be signed below the questions. Failure by a party to select an arbitrator within the prescribed time period shall serve as that Party's acquiescence and acceptance of the other party's selection of arbitrator. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any Dispute shall be decided by a majority vote of three arbitrators, unless the claim or amount in controversy does not exceed $100,000.00, in which case a single arbitrator (who shall have authority to render a maximum award of $100,000.00, including all damages of any kind, costs and fees) may decide the Dispute. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Arbitration Program. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings the arbitrators shall make specific and written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $100,000.00, in the aggregate, the Parties shall have in addition to the statutory right to seek vacation or modification of any award pursuant to applicable law, the right to seek vacation or modification of any award that is based in whole, or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within 15 days from the date the award in rendered. The arbitrators' findings of fact shall be binding on all Parties and shall not be subject to further review except as otherwise allowed by applicable law.

    To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted where agreed to in writing by the Parties or, in the absence of such agreement in Phoenix, Arizona or the headquarters of Pentegra if other than Phoenix, Arizona. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the Parties otherwise expressly agree in writing making specific reference to this Arbitration Program. To the extent permitted by applicable law, the arbitrator shall have the power to award recovery of all costs and fees (including attorney's fees, administrative fees, and arbitrators' fees) to the prevailing Party. This Arbitration Program may be amended, changed, or modified only by a writing which specifically refers to this Arbitration Program and which is signed by all the Parties. If any term, covenant, condition or provision of the Arbitration Program is found to be unlawful or invalid or unenforceable, such illegality or invalidity or unenforceable shall not affect the legality, validity or enforceability of the remaining parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or by applicable law or regulation.

    14.16 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

                                    [End of Page]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.






                                  PENTEGRA DENTAL GROUP, INC.



                                  By: /s/ James L. Dunn, Jr.
                                     -------------------------------------
                                  Its: Senior Vice President
                                     -------------------------------------


                                  /s/ Jimmy F. Pinner, D.D.S.
                                  ----------------------------------------
                                  Jimmy F. Pinner, D.D.S.

                             INDEX TO EXHIBITS


    Exhibit                  Description
    -------                  -----------

    Annex I            Acquisition Consideration
    A                  Target Companies
    1.1                Assets
    1.2(b)             Excluded Assets
    1.3(b)             Assumed Liabilities
    2.1                [intentionally omitted]
    2.3                Permits and Licenses
    2.4                Consents
    2.8                Leases
    2.10               Real and Personal Property; Encumbrances
    2.12               Patents and Trademarks; Names
    2.13               Payroll Information; Employment Agreements
    2.15               Contracts (other than Leases and Employment Agreements)
    2.16               Subsequent Events
    2.19               Debt
    2.20               Insurance Policies
    2.21               Employee Benefit Plans
    2.26               Banking Relations
    2.28               Payors
    7.7                Form of Service Agreement
    7.8                Form of Employment Agreement
    9.1(l)             Form of Registration Rights Agreement
    14.2               Addresses for Notice